UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Commission File Number: 333-188808


FIRST NBC BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)

701 Poydras St., Suite 4100
New Orleans, Louisiana 70139
(504) 566-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Common Stock
(Title of each class of securities covered by this Form)


None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)		__
Rule 12g-4(a)(2)		__
Rule 12h-3(b)(1)(i)		__
Rule 12h-3(b)(1)(ii)	__
Rule 15d-6			X
Rule 15d-22(b)		__

Approximate number of holders of record as of the certification or notice date: Less than 300

Pursuant to the requirements of the Securities Exchange Act of 1934, First NBC Bank Holding Company, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

					First NBC Bank Holding Company

Date: January 12, 2021			By:   /s/ Shivan Govindan
					Name:   Shivan Govindan
					Title:   Chief Executive Officer